Independent Auditors' Consent




To the Shareholders and Board of Trustees of Smith Barney Investment Funds Inc.:
We consent to the incorporation by reference, in the Prospectus and Statement of Additional Information, of our report dated June 8, 2001, on the statement of assets and liabilities of the Smith Barney Hansberger Global Value Fund of Smith Barney Investment Funds Inc. ("the Fund") as of April 30, 2001, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the three-year period then ended and for the period from December 19, 1997 (commencement of operations) to April 30, 1998. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.
We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Auditors" in the Statement of Additional Information.



KPMG LLP
New York, New York
August 27, 2001
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